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Katharine Raymond

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Acxiom Corporation

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Dale Ingram

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Acxiom Corporation

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EACXM

Former Airline Executive Michael J. Durham

Joins Acxiom Board of Directors

Little Rock, AR, March 6, 2006 – Michael J. Durham, former director, president and chief executive officer of Sabre, Inc., has been named to the Acxiom® Corporation (Nasdaq: ACXM) Board of Directors, Acxiom Company Leader Charles D. Morgan announced today.

Prior to Durham’s executive leadership of Sabre, a NYSE-listed company providing information technology services to the travel industry, he spent 16 years with American Airlines, where he served as senior vice president of finance and chief financial officer.

“Mr. Durham brings to Acxiom many years of executive-level public company experience across operational, technological and financial disciplines,” Morgan said. “Mr. Durham’s industry contacts and cross-functional skills will complement the Acxiom board’s experience, and we look forward to working with him.”

Today, Durham also serves as the non-executive Chairman of the Board of the Asbury Automotive Group, Inc., a NYSE-listed company in the automotive retailing industry, chairman of the audit committee and board member of AGL Resources, Inc., a NYSE-listed company in the natural gas industry, and is a member of the board of Bombardier, Inc., a large Canadian manufacturing company.

Durham received a Master of Business Administration degree from the Cornell University Graduate School of Management and a Bachelor of Arts degree in economics from the University of Rochester. A native of White Plains, New York, Durham and his family now reside in University Park, Texas.

Durham fills a board vacancy created by the resignation effective February 28, 2006, of Harry C. Gambill. Gambill, president and chief executive officer of TransUnion LLC had served on the Acxiom board since 1992.

“Mr. Gambill has contributed greatly to the success of Acxiom over the past 15 years,” Morgan said. “He has helped us make many very good decisions that benefited our shareholders, clients and associates, and we are very appreciative of his long-term and continuing support of our business.”

Acxiom continues to have nine board members; six of the members are now independent based on Nasdaq criteria. In addition, the independent directors have created a position of Lead Independent Director and Vice Chairman of the Board, and have elected William T. Dillard II to serve in the new position for a term of one year to provide a leadership role in executive sessions and other matters as appropriate.

About Acxiom Corporation

Acxiom Corporation (Nasdaq: ACXM) integrates data, services and technology to create and deliver customer and information management solutions for many of the largest, most respected companies in the world. The core components of Acxiom's innovative solutions are Customer Data Integration (CDI) technology, data, database services, IT outsourcing, consulting and analytics, and privacy leadership. Founded in 1969, Acxiom is headquartered in Little Rock, Arkansas, with locations throughout the United States and Europe, and in Australia and China. For more information, visit www.acxiom.com.

Acxiom is registered trademark of Acxiom Corporation.